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Exhibit 5

KILPATRICK STOCKTON LLP	Attorneys at Law Suite 2800 1100 Peachtree Street Atlanta, Georgia 30309-4530 Telephone: 404.815.6500 Facsimile: 404.815.6555 Web site: www.kilpatrickstockton.com

June 4, 2004

Equifax Inc.
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

  Re:
  Form S-8 Registration Statement

Gentlemen:

        We have acted as counsel for Equifax Inc., a Georgia corporation (the "Company"), in the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") relating to the Company's Non-Employee Director Stock Option Plan (the "Plan") and the proposed offer and sale of up to 206,790 shares of the Company's common stock, par value $1.25 per share (the "Shares") pursuant thereto.

        In connection with the preparation of the Registration Statement, we have examined originals or copies of such corporate records, documents, and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

        On the basis of the foregoing, it is our opinion that the offer and sale of the Shares pursuant to the Plan have been duly authorized by the Board of Directors of the Company, and such Shares, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid, and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
KILPATRICK STOCKTON LLP
By:	Larry D. Ledbetter, a Partner

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  Exhibit 5